Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of SmartStop Self Storage REIT, Inc. (formerly known as Strategic Storage Trust II, Inc.) of (1) our report dated March 22, 2019, relating to the consolidated financial statements and financial statement schedule, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2019, and (2) our report dated March 21, 2018, relating to the consolidated financial statements and financial statement schedule of Strategic Storage Growth Trust, Inc. and Subsidiaries as of December 31, 2017 and for the year then ended, which appears in the Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc. for the fiscal year ended December 31, 2017, which is incorporated by reference in the Form 8-K/A filed with the Commission on April 11, 2019.

/s/ BDO USA, LLP

Costa Mesa, California

December 30, 2019